Exhibit 2.1

XY - THE FINDABLES COMPANY

CERTIFICATE OF INCORPORATION

ARTICLE I

NAME

The name of the corporation is XY - the Findables Company (the “Corporation”).

ARTICLE II

AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

Section 1.  Total Authorized.  The total number of shares of all classes of stock that the Corporation has authority to issue is 130,000,000 shares, consisting of: 60,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 40,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 30,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.

Section 2.  Preferred Stock.

2.1    The Board of Directors (the “Board of Directors”) is hereby authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware setting forth such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and, unless otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this ARTICLE IV, no separate vote of the holders of Preferred Stock or any series thereof shall be required therefor.

2.2    Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this ARTICLE IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

Section 3.  Common Stock.

3.1    Equal Status.  Except as otherwise required by law or as expressly set forth in this Section 3 of this ARTICLE IV, each share of Class A Common Stock shall have the same rights and powers as, rank equally to, share ratably with and be identical in all respects and in all matters to, each share of Class B Common Stock.

3.2    Number of Votes.  Except as otherwise set forth herein or as required by law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders generally. Each outstanding share of Class B Common Stock shall entitle the holder thereof, as such, to 10 votes, and each outstanding share of Class A Common Stock shall entitle the holder thereof, as such, to one vote. Unless otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

3.3    Dividends and Distributions.  The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Series A Common Stock shall receive Series A Common Stock or rights to acquire Series A Common Stock, as the case may be, and the holders of Series B Common Stock shall receive Series B Common Stock or rights to acquire Series B Common Stock, as the case may be.

3.4    Liquidation.  Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of the holders of any series of Preferred Stock then outstanding.

ARTICLE V

CLASS B COMMON STOCK CONVERSION

Section 1.  Optional Conversion.  Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any record holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of the Corporation or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

Section 2.  Automatic Conversion.  Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock on the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (the “Automatic Conversion” and the date on which such event occurs, the “Automatic Conversion Date”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this ARTICLE IV, Section 2 to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic

Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

Section 3.  Conversion on Transfer.  Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 5 below), other than a Permitted Transfer (as defined in Section 5 below), of such share of Class B Common Stock.

Section 4.  Policies and Procedures.   The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Incorporation or the Bylaws, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within 10 days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation.

Section 5.  Definitions.

a)  “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder (as defined below in this Section 5), the spouse, domestic partner, parents, grandparents, lineal descendents, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

b)  “Qualified Stockholder” shall mean (i) the record holder of a share of Class B Common Stock; (ii) each natural person who, prior to the Effective Time, Transferred shares of capital stock of the Corporation to a Permitted Entity that is or becomes a Qualified Stockholder; (iii) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (iv) a Permitted Transferee.

c)  “Permitted Entity” shall mean with respect to a Qualified Stockholder (a) a Permitted Trust (as defined below in this Section 5) solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder.

d)  “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below in this Section 5) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5:

(i)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)   entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii)  the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are holders of voting securities of any such entity or Parent of such entity.

e)  “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

f)   “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i)   by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, or (B) any Permitted Entity of such Qualified Stockholder; or

(ii)  by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

g)  “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

h)  “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

i)  “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

j)   “Convertible Securities” shall mean securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.

k)  “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or Convertible Securities.

Section 6.  Status of Converted Stock.  In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this ARTICLE V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

Section 7.  Effect of Conversion on Payment of Dividends.  Notwithstanding anything to the contrary in Section 1, Section 2 or Section 3 of this ARTICLE V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Section 1, Section 2 or Section 3 of this ARTICLE V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

Section 8.  Reservation.  The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

ARTICLE VI

AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE VII

MATTERS RELATING TO THE BOARD OF DIRECTORS

Section 1.  Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by law.

Section 2.  Number of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Board of Directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office.

Section 3.  Term and Removal.  Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Prior to the Automatic Conversion Date, subject to the special rights of the holders of any series of Preferred Stock to elect directors, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Automatic Conversion Date, subject to the special rights of the holders of any series of Preferred Stock, directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 4.  Vacancies and Newly Created Directorships.  Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of such director expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.  Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

DIRECTOR LIABILITY

Section 1.  Limitation of Liability.  To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 2.  Change in Rights.  Neither any amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX

MATTERS RELATING TO STOCKHOLDERS

Section 1.  Special Meeting of Stockholders.  Prior to the Automatic Conversion Date, special meetings of the stockholders of the Corporation may be called by holders of at least 10% of the outstanding voting power of all then-outstanding shares of stock, the Chairperson of the Board, the Chief Executive Officer, the President, or the Board of Directors acting pursuant to a resolution adopted by a majority of the directors then in office. From and after the Automatic Conversion Date, special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President, or the Board of Directors acting pursuant to a resolution adopted by majority of the directors then in office.

Section 2.  Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings.  Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

ARTICLE X

SEVERABILITY

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall remain in full force and effect.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 1.  General.   The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this

Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), and subject to ARTICLE IV, Section 1 and ARTICLE IV Section 2.1, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this ARTICLE IV Section 1 of this ARTICLE XI, ARTICLE IV, Section 2, or ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X or ARTICLE XII.

Section 2.  Certain Compromises.  Whenever a compromise or arrangement is proposed between the Corporation and its creditors (or any class of them) and/or between the Corporation and its stockholders (or any class of them), any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XII

CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XII.

I, the undersigned, as the sole incorporator of the Corporation, have signed this Certificate of Incorporation on May 27, 2016.

/s/ Arie Trouw
Arie Trouw, Sole Incorporator
1133 Columbia Street #205
San Diego, CA 92101